Pricing Supplement
To underlying supplement No. 1 dated October 1, 2012,
product supplement AZ dated September 28, 2012,
prospectus supplement dated September 28, 2012 and
prospectus dated September 28, 2012
Pricing Supplement No. 1874AZ Registration Statement No. 333-184193 Dated November 8, 2013; Rule 424(b)(2)
Deutsche Bank AG
Structured Investments	Deutsche Bank $830,000 Capped Knock-Out Notes Linked to the S&P 500® Index due November 26, 2014
General
•
The notes are designed for investors who seek a return at maturity linked to the performance of the S&P 500® Index (the “Underlying”).  If the closing level of the Underlying is greater than or equal to 80.00% of the Initial Level on all days during the Monitoring Period, a Knock-Out Event has not occurred and investors will be entitled to receive a return on their investment equal to the greater of (i) the Contingent Return of 0.00% and (ii) the Underlying Return, subject to the Maximum Return of 12.50%.  However, if the closing level of the Underlying is less than 80.00% of the Initial Level on any day during the Monitoring Period, a Knock-Out Event will have occurred and investors will be entitled to receive a return on their investment equal to the Underlying Return, subject to the Maximum Return of 12.50%.  The notes do not pay coupons or dividends and investors should be willing to lose some or all of their initial investment if a Knock-Out Event occurs and the Final Level is less than the Initial Level. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing November 26, 2014†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes priced on November 8, 2013 (the “Trade Date”) and are expected to settle on November 14, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	The S&P 500® Index (Ticker: SPX)
Issue Price:	100% of the Face Amount
Knock-Out Event:
A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level of the Underlying is less than the Initial Level by an amount greater than the Knock-Out Buffer Amount. Therefore, a Knock-Out Event will occur if, on any day during the Monitoring Period, the closing level of the Underlying is less than the Knock-Out Level.

Knock-Out Buffer Amount:	20.00%
Knock-Out Level:	1,416.49, equal to 80.00% of the Initial Level
Contingent Return:	0.00%
Maximum Return:	12.50%
Payment at Maturity:	• If a Knock-Out Event has occurred, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of notes, calculated as follows:
$1,000 + ($1,000 x the lesser of (i) the Underlying Return and (ii) the Maximum Return)
If a Knock-Out Event has occurred and the Underlying Return is negative, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this scenario, you will lose some or all of your investment at maturity.

• If a Knock-Out Event has not occurred, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of notes, calculated as follows:
$1,000 + ($1,000 x the greater of (i) the Contingent Return and (ii) the Underlying Return, subject to the Maximum Return)
Any Payment at Maturity is subject to the credit of the Issuer.
Underlying Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level
Initial Level
Initial Level:	1,770.61, equal to the closing level of the Underlying on the Trade Date
Monitoring Period:	The period from but excluding the Trade Date to and including the final Averaging Date
Final Level:	The arithmetic average of the closing levels of the Underlying on each of the five Averaging Dates
Trade Date:	November 8, 2013
Settlement Date:	November 14, 2013
Averaging Dates†:	November 17, 2014, November 18, 2014, November 19, 2014, November 20, 2014 and November 21, 2014
Maturity Date†:	November 26, 2014
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RFQ1 / US25152RFQ11
† Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.
The Issuer’s estimated value of the notes on the Trade Date is $989.70 per $1,000 Face Amount of notes, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Notes” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$830,000.00	$8,300.00	$821,700.00
(1)  Please see "Supplemental Plan of Distribution" in this pricing supplement for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$830,000.00	106.90

JPMorgan
Placement Agent
November 8, 2013

ISSUER’S ESTIMATED VALUE OF THE NOTES

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement AZ dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement AZ dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005095/crt-dp33019_424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes.  You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Underlying?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below reflect the Maximum Return of 12.50%, the Contingent Return of 0.00% and the Knock-Out Buffer Amount of 20.00%, and assume a hypothetical Initial Level of 1,700.00 and a Knock-Out Level of 1,360.00, equal to 80.00% of the hypothetical Initial Level.  The actual Initial Level and Knock-Out Level are set forth on the cover of this pricing supplement.  The results set forth below are for illustrative purposes only. The actual return on the notes will be based on whether or not a Knock-Out Event occurs and on the Underlying Return, both of which will be based on the performance of the Underlying.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

		A Knock-Out Event Does Not Occur During the Monitoring Period		A Knock-Out Event Does Occur During the Monitoring Period
Hypothetical Final Level	Underlying Return	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
3,400.00	100.00%	12.50%	$1,125.00	12.50%	$1,125.00
3,230.00	90.00%	12.50%	$1,125.00	12.50%	$1,125.00
3,060.00	80.00%	12.50%	$1,125.00	12.50%	$1,125.00
2,890.00	70.00%	12.50%	$1,125.00	12.50%	$1,125.00
2,720.00	60.00%	12.50%	$1,125.00	12.50%	$1,125.00
2,550.00	50.00%	12.50%	$1,125.00	12.50%	$1,125.00
2,380.00	40.00%	12.50%	$1,125.00	12.50%	$1,125.00
2,210.00	30.00%	12.50%	$1,125.00	12.50%	$1,125.00
2,040.00	20.00%	12.50%	$1,125.00	12.50%	$1,125.00
1,912.50	12.50%	12.50%	$1,125.00	12.50%	$1,125.00
1,870.00	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
1,785.00	5.00%	5.00%	$1,050.00	5.00%	$1,050.00
1,742.50	2.50%	2.50%	$1,025.00	2.50%	$1,025.00
1,700.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
1,615.00	-5.00%	0.00%	$1,000.00	-5.00%	$950.00
1,530.00	-10.00%	0.00%	$1,000.00	-10.00%	$900.00
1,360.00	-20.00%	0.00%	$1,000.00	-20.00%	$800.00
1,190.00	-30.00%	N/A	N/A	-30.00%	$700.00
1,020.00	-40.00%	N/A	N/A	-40.00%	$600.00
850.00	-50.00%	N/A	N/A	-50.00%	$500.00
680.00	-60.00%	N/A	N/A	-60.00%	$400.00
510.00	-70.00%	N/A	N/A	70.00%	$300.00
340.00	-80.00%	N/A	N/A	-80.00%	$200.00
170.00	-90.00%	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00
N/A: Not applicable because a Knock-Out Event will have occurred.

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Underlying decreases 10.00% from the Initial Level of 1,700.00 to a Final Level of 1,530.00.  Because the closing level of the Underlying on all days during the Monitoring Period, including the final Averaging Date, was greater than or equal to the Knock-Out Level of 1,360.00, a Knock-Out Event has not occurred.  Because the Underlying Return of -10.00% is less than the Contingent Return of 0.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 0.00%) = $1,000.00

Example 2: A Knock-Out Event has not occurred, and the level of the Underlying increases 5.00% from the Initial Level of 1,700.00 to a Final Level of 1,785.00.  Because the closing level of the Underlying on all days during the Monitoring Period, including the final Averaging Date, was greater than or equal to the Knock-Out Level of 1,360.00, a Knock-Out Event has not occurred.  Because the Underlying Return of 5.00% is greater than the Contingent Return of 0.00% but is less than the Maximum Return of 12.50%, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 5.00%) = $1,050.00

Example 3: A Knock-Out Event has not occurred, and the level of the Underlying increases 20.00% from the Initial Level of 1,700.00 to a Final Level of 2,040.00.  Because the closing level of the Underlying on all days during the Monitoring Period, including the final Averaging Date, was greater than or equal to the Knock-Out Level of 1,360.00, a Knock-Out Event has not

occurred.  Because the Underlying Return of 20.00% is greater than the Maximum Return of 12.50%, the investor receives a Payment at Maturity of $1,125.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 12.50%) = $1,125.00

Example 4: A Knock-Out Event has occurred, and the level of the Underlying decreases 50.00% from the Initial Level of 1,700.00 to a Final Level of 850.00.  Because the closing level of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Level of 1,360.00, a Knock-Out Event has occurred. Because the Underlying Return is -50.00%, the investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -50.00%) = $500.00

Example 5: A Knock-Out Event has occurred, and the level of the Underlying decreases 5.00% from the Initial Level of 1,700.00 to a Final Level of 1,615.00.  Because the closing level of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Level of 1,360.00, a Knock-Out Event has occurred. Because the Underlying Return of      -5.00% is less than the Maximum Return of 12.50%, the investor receives a Payment at Maturity of $950.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -5.00%) = $950.00

Example 6: A Knock-Out Event has occurred, and the level of the Underlying increases 5.00% from the Initial Level of 1,700.00 to a Final Level of 1,785.00.  Because the closing level of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Level of 1,360.00, a Knock-Out Event has occurred. Because the Underlying Return of 5.00% is less than the Maximum Return of 12.50%, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 5.00%) = $1,050.00

Example 7: A Knock-Out Event has occurred, and the level of the Underlying increases 20.00% from the Initial Level of 1,700.00 to a Final Level of 2,040.00.  Because the closing level of the Underlying on at least one day during the Monitoring Period was less than the Knock-Out Level of 1,360.00, a Knock-Out Event has occurred. Because the Underlying Return of 20.00% is greater than the Maximum Return of 12.50%, the investor receives a Payment at Maturity of $1,125.00 per $1,000 Face Amount of notes, the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 x 12.50%) = $1,125.00

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL; LIMITED PROTECTION AGAINST LOSS — The notes are linked to the performance of the Underlying and provide the opportunity to receive at least the Contingent Return of 0.00%, and to participate in any appreciation of the Underlying, up to the Maximum Return on the notes of 12.50% at maturity, so long as a Knock-Out Event does not occur. However, if a Knock-Out Event has occurred, you will be entitled to receive at maturity a return on the notes equal to the Underlying Return (whether positive or negative), subject to the Maximum Return. In such circumstance, if the Final Level is less than the Initial Level, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this scenario, you will lose some or all of your investment in the notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX — The return on the notes, which may be positive, zero or negative, is linked to the performance of the S&P 500® Index. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt.  If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year.  The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.”  The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the component stocks underlying the Underlying.  In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is based on whether or not a Knock-Out Event occurs and the Underlying Return.  If the closing level of the Underlying is less than the Initial Level by an amount greater than the Knock-Out Buffer Amount of 20.00% on any day during the Monitoring Period, a Knock-Out Event occurs and your investment will be fully exposed to any decline in the level of the Underlying.  Under these circumstances, if the Final Level is less than the Initial Level, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level is less than the Initial Level. In this scenario, you will lose some or all of your investment in the notes.

•
THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN— If a Knock-Out Event does not occur, you will be entitled to receive at maturity a return reflecting the greater of the Contingent Return of 0.00% and the Underlying Return, subject to the Maximum Return of 12.50%.  If a Knock-Out Event occurs, you will be fully exposed to the Underlying Return (whether positive or negative), subject to the Maximum Return of 12.50%.  Therefore, regardless of whether a Knock-Out Event occurs, the maximum Payment at Maturity will be $1,125.00 per $1,000 Face Amount of notes, reflecting the Maximum Return of 12.50%, and you will not participate in any increase in the level of the Underlying in excess of 12.50%.  Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

•
YOU WILL NOT BE ENTITLED TO THE CONTINGENT RETURN IF A KNOCK-OUT EVENT OCCURS — The notes are subject to daily closing level monitoring. As a result, if the closing level of the Underlying on any day during the Monitoring Period is less than the Initial Level by more than the Knock-Out Buffer Amount of 20.00%, you will not be entitled to receive the Contingent Return and your investment will be fully exposed to any decline in the level of the Underlying during the term of the notes. You will be subject to this potential loss of your investment even if the Underlying subsequently increases such that the Final Level is less than the Initial Level by not more than the Knock-Out Buffer Amount of 20.00%.

•	THE NOTES DO NOT PAY COUPONS — Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks composing the Underlying would have.

•
THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you might not receive any amount(s) owed to you under the terms of the notes.

•
THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

•
IF THE LEVEL OF THE UNDERLYING CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the Underlying. Changes in the level of the Underlying may not result in a comparable change in the value of your notes.

•
PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the notes may bear little relation to the historical closing levels of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — While we expect that, generally, the level of the Underlying will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the closing level of the Underlying on any day during the Monitoring Period is less than the Knock-Out Level, thereby causing a Knock-Out Event;

•	the expected volatility of the Underlying;

•	the composition of the Underlying;

•	the time remaining to the maturity of the notes;

•	the market prices of and dividend rates on the stocks composing the Underlying and changes that affect those stocks and their issuers;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND  ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Underlying to which the notes are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. The calculation agent will determine, among other things, whether a Knock-Out Event has occurred, the Final Level, the Underlying Return and the amount that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a market disruption event has occurred. The determination of a market disruption event or a Knock-Out Event by the calculation agent could adversely affect the amount payable at maturity. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt.  If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected.  In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and during the Monitoring Period (including the Averaging Dates) could adversely affect the level of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index from November 1, 2008 through November 1, 2013. The closing level of the Underlying on November 8, 2013 was 1,770.61. We obtained the closing levels of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any day during the Monitoring Period, including on any of the Averaging Dates.  We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates, acting as placement agents for the notes, will receive a fee from the Issuer of $10.00 per $1,000 Face Amount of notes.

Validity of Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the notes and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.